EX 10.1

EIGHTH AMENDMENT

TO

CREDIT AGREEMENT

Dated as of May 1, 2015

among

NEW SOURCE ENERGY PARTNERS L.P.,
as Borrower,

BANK OF MONTREAL,
as Administrative Agent,

ASSOCIATED BANK, N.A.,
as Syndication Agent,

and

THE LENDERS PARTY HERETO

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EIGHTH AMENDMENT TO CREDIT AGREEMENT
THIS EIGHTH amendment to Credit Agreement (this “Eighth Amendment”) dated as of May 1, 2015, is among New source energy PARTNERS L.P., a Delaware limited partnership, (the “Borrower”); each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and bank of montreal, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of February 13, 2013 (as amended by the First Amendment to Credit Agreement dated as of February 28, 2013, the Second Amendment to Credit Agreement dated as of June 25, 2013, the Third Amendment to Credit Agreement dated as of October 29, 2013, the Fourth Amendment to Credit Agreement dated as of November 12, 2013, the Fifth Amendment to Credit Agreement dated as of March 10, 2014, the Sixth Amendment to Credit Agreement dated as of August 15, 2014 and the Seventh Amendment to Credit Agreement dated as of April 27, 2015, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.    The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.
C.    NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Eighth Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all section, exhibit and schedule references in this Eighth Amendment refer to sections, exhibits or schedules of the Credit Agreement.

Section 2.Amendment to the Credit Agreement.

2.1Amendments to Section 1.02.

(a)The following definition is hereby amended and restated in its entirety to read as follows:

“Agreement” means this Credit Agreement, as amended by the First Amendment to Credit Agreement dated as of February 28, 2013, the Second Amendment to Credit Agreement dated as of June 25, 2013, the Third Amendment to Credit Agreement dated as of October 29, 2013, the Fourth Amendment to Credit Agreement dated as of November 12, 2013, the Fifth Amendment to Credit Agreement dated as of March 10, 2014, the Sixth Amendment to Credit Agreement dated as of August 15, 2014, the Seventh Amendment to Credit Agreement dated as of April 27, 2015 and the Eighth Amendment to Credit Agreement dated as of May 1, 2015, as the same may from time to time be amended, modified, supplemented or restated.

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(b)The following new definitions are hereby added where alphabetically appropriate to read as follows:

“Preferred Equity Interests” means the cumulative convertible preferred Equity Interests of the Borrower (which for the avoidance of doubt do not constitute Disqualified Capital Stock) to be issued during May 2015 pursuant to a registered SEC offering on Form S-3 and in accordance with the terms of the Borrower Partnership Agreement.
“Eighth Amendment” means that certain Eighth Amendment to Credit Agreement dated as of May 1, 2015 among the Borrower, the Administrative Agent and the Lenders party thereto.
Section 3.Amendments to Section 9.04. Section 9.04 is hereby amended by (a) deleting the word “and” prior to “(iv)” and (b) amending and restating Section 9.04(iv) to read as follows:

(iv) the Borrower may declare and pay cash distributions to the holders of its common Equity Interests in an amount not to exceed “Available Cash” (as such term is defined in the Borrower Partnership Agreement) pursuant to and in accordance with the terms of the Borrower Partnership Agreement, if, both before and immediately after giving effect thereto, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) the Borrowing Base Utilization Percentage does not exceed 90% and (v) the Borrower may declare and pay cumulative quarterly cash dividends to the holders of its Preferred Equity Interests in accordance with the terms of the Preferred Equity Interests in an aggregate amount in any calendar year not to exceed $6,000,000, if, both before and immediately after giving effect thereto, no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom.
Section 4.Conditions Precedent. This Eighth Amendment shall become effective on the date when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the “Eighth Amendment Effective Date”):

4.1The Administrative Agent shall have received from the Majority Lenders and the Borrower counterparts (in such number as may be requested by the Administrative Agent) of this Eighth Amendment signed on behalf of such Person.

4.2No Default shall have occurred and be continuing as of the Eighth Amendment Effective Date.

The Administrative Agent is hereby authorized and directed to declare this Eighth Amendment to be effective (and the Eighth Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 5.Amendment to Consent Letter. Reference is made to that certain letter dated April 8, 2015 among the Borrower, the Administrative Agent and the Lenders party thereto which relates to, among other things, postponement of the April 1, 2015 Scheduled Redetermination until May 1, 2015 (such letter,

EX 10.1

the “Consent Letter”). The second paragraph of the Consent Letter is hereby amended and restated in its entirety to read as follows:

Pursuant to Section 12.02(b)(ii), the Borrower has requested that the Lenders postpone, and the Lenders do hereby postpone, the April 1, 2015 Scheduled Redetermination until the earlier of (a) the date the Borrower applies net cash proceeds from the Preferred Equity Issuance (as defined in the Eighth Amendment) to prepay Revolving Credit Exposures as provided in Section 7 of the Eighth Amendment (such date, the “Proceeds Payment Date”) and (b) May 8, 2015, such that the new Borrowing Base resulting from such redetermination (the “Postponed Scheduled Redetermination”) shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on the earlier of (a) the Proceeds Payment Date and (b) May 8, 2015 (or such later date pursuant to Section 2.07(d)) (the earlier of (a) the Proceeds Payment Date or (b) May 8, 2015 (or such later date pursuant to Section 2.07(d)), the “Postponed Scheduled Redetermination Date”). For the avoidance of doubt, the provisions of Section 2.07 shall apply to the Postponed Scheduled Redetermination, and for this purpose, the Administrative Agent shall propose the Proposed Borrowing Base on or before April 15, 2015.
Section 6.Section 13.1 of the Seventh Amendment. The parties hereto agree that the waiver contained in Section 13.1 of the Seventh Amendment is null and void and no longer in force and effect.

Section 7.Proceeds Payment. The Borrower has advised the Administrative Agent and the Lenders that it intends to issue units of Preferred Equity Interests (which does not constitute Disqualified Capital Stock) (such issuance, the “Preferred Equity Issuance”). As consideration for the agreements of the Lenders contained in this Eighth Amendment, the Borrower hereby covenants that it shall apply the net cash proceeds received by the Borrower in connection with the Preferred Equity Issuance to prepay the total Revolving Credit Exposures with such prepayment being made on the same day that the Borrower receives the proceeds from the Preferred Equity Issuance; provided that in no event shall such net cash proceeds be required to be applied to prepay the total Revolving Credit Exposures by more than an amount necessary, such that immediately after giving effect to such prepayment, the total Revolving Credit Exposures is an amount equal to the lesser of (i) $54,000,000 and (b) 90% of the Borrowing Base then in effect (which, for the avoidance of doubt, shall be the Borrowing Base from and after the Postponed Scheduled Redetermination Date (as defined in the Consent Letter, as amended by this Eighth Amendment)).

Section 8.Affirmative Covenant Regarding Swap Agreements. If, on or before the October 1, 2015 Scheduled Redetermination Date, the Borrower Liquidates all or any portion of the Borrower’s Swap Agreements which are in effect on the Eighth Amendment Effective Date (each date upon which any Swap Agreement is Liquidated, a “Liquidation Date”), then on or before 30 days following each Liquidation Date, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower has entered into Swap Agreements (for the avoidance of doubt, whether before or after such Liquidation Date, but excluding the Swap Agreements Liquidated on each Liquidation Date) with one or more Approved Counterparties for each of the then remaining months of calendar year 2015 hedging at least 30% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties based on the most recently delivered Reserve Report for each of (a) crude oil and natural gas liquids, calculated on a combined basis, and (b) natural gas, calculated separately. The failure by the Borrower to comply with the requirements of this Section 8 shall constitute an immediate Event of Default.

Section 9.Payment of Consenting Lender Fees. On the Postponed Scheduled Redetermination Date, the Borrower shall pay a consent fee payable for the account of each Lender that has returned an

EX 10.1

executed signature page hereto to the Administrative Agent on or prior to 5:00 pm (central time) May 1, 2015 (each such Lender, a “Consenting Lender”) in an amount equal to $15,000 times the number of Consenting Lenders such that each Consenting Lender is paid a consent fee equal to $15,000. The failure by the Borrower to comply with the requirements of this Section 9 shall constitute an immediate Event of Default.

Section 10.Miscellaneous.

10.1Confirmation. The provisions of the Credit Agreement, as amended by this Eighth Amendment, shall remain in full force and effect following the effectiveness of this Eighth Amendment.

10.2Ratification and Affirmation; Representations and Warranties. The Borrower hereby (a) acknowledges the terms of this Eighth Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby; (c) agrees that from and after the Eighth Amendment Effective Date each reference to the Credit Agreement in the other Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Eighth Amendment; and (d) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Eighth Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) no event, development or circumstance has occurred which individually or in the aggregate has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

10.3Counterparts. This Eighth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Eighth Amendment by telecopy, facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

10.4No Oral Agreement. This Eighth Amendment, the Credit Agreement, and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

10.5GOVERNING LAW. This Eighth Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas.

10.6Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Eighth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

10.7Severability. Any provision of this Eighth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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10.8Successors and Assigns. This Eighth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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EX 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed as of the date first written above.

BORROWER:                NEW SOURCE ENERGY PARTNERS L.P.
By: New Source Energy GP, LLC, its general        partner

By:     /s/ Kristian B. Kos
Name: Kristian B. Kos
Title: Chairman and Chief Executive Officer

ADMINISTRATIVE AGENT:	BANK OF MONTREAL, as Administrative Agent and Issuing Bank

By:     /s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

LENDERS:                    BMO HARRIS FINANCING, INC., as a Lender

By:     /s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

ASSOCIATED BANK, N.A., as a Lender

By:     /s/ Timothy Brendel
Name: Timothy Brendel
Title: Senior Vice President

EX 10.1

COMMONWEALTH BANK OF AUSTRALIA,
as a Lender

By:     /s/ Jonathan Verlander
Name: Jonathan Verlander
Title: Head of Reserve Based Lending, Americas

SOCIETE GENERALE, as a Lender

By:
Name:
Title:

CIT FINANCE LLC, as a Lender

By:     /s/ Andrew Giangrave
Name: Andrew Giangrave
Title: Managing Director